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                                                                   EXHIBIT 23(b)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Bay View Capital Corporation:

   We consent to the incorporation by reference in the Post Effective Amendment No. 2 to the registration statement (No. 333-64877) on Form S-3 of Bay View Capital Corporation of our report dated February 14, 2001, relating to the consolidated statements of financial condition of Bay View Capital Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K incorporated by reference herein, and to the reference to our firm under the headings "Experts" in the Prospectus.

                                          KPMG LLP

San Francisco, California

April 11, 2001